Exhibit 23.2

Consent of Independent Auditors

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3ASR No. 333-187610) of Colony Financial, Inc. pertaining to the registration of common stock, preferred stock, depositary shares, warrants, rights and debt securities;
(2)	Registration Statement (Form S-8 No. 333-197883) pertaining to the Colony Financial, Inc. 2014 Equity Incentive Plan;
(3)	Registration Statement (Form S-8 No. 333-177829) pertaining to the Colony Financial, Inc. 2011 Equity Incentive Plan;
(4)	Registration Statement (Form S-8 No. 333-162188) pertaining to the Colony Financial, Inc. 2009 Non-Executive Director Stock Plan;

of our report dated March 31, 2015 relating to the consolidated financial statements of CAH Operating Partnership, L.P. and Subsidiaries included in this Form 10-K/A of Colony Financial, Inc.

/s/ Ernst & Young LLP

Los Angeles, California

March 31, 2015